Exhibit 99.1

Inland American’s new estimated share value will not affect our monthly distribution rate.  The rate will remain at an annualized rate equal to $0.50 per share, which equates to a 7.2% annualized yield based on the new estimated per share value of $6.93.

Performance Metric
Highlights

Nine Month Ended 9/30/12

Lodging - Aver. Daily Room Rate up +4.8%
Retail - Same-Store Revenue up +2.5%
Multi-Family - Same-Store Rents up +7.0%
Same-Store Net Operating Income up +2.4%

Dear Stockholder:

Enclosed is a check for your cash distribution equaling $0.04167 per share for the month of December 2012.  Inland American’s distribution is paid monthly at an annualized rate equal to $0.50 per share.  This equates to a 7.2% annualized yield based on our current estimated per share value, released on December 19, 2012. If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Plan, a distribution statement is enclosed in lieu of a check.

In our letter on December 19, 2012, Inland American released our new estimated share value, and discussed what we believe were the key drivers of our estimated share value. We also filed and published additional information about our estimated share value in response to a number of frequently asked questions.  We have included a representative sample of those questions below for those that might have missed our prior communication.  Stockholders are directed to read a more detailed explanation of how our estimated share value was calculated as well as important limitations on the estimated share value available in our Form 8-K filed with the Securities and Exchange Commission on December 19, 2012.  If you have additional questions about the estimated share value or performance of the REIT, please do not hesitate to contact our Investor Services Group at 800.826.8228.

Estimated Share Value FAQ

Q:  Why has the estimated share value declined from last year if the REIT’s overall performance is improving?

A:  We are as frustrated as you are relative to our estimated share value versus our operating performance.  We are doing very well with managing the dollars and cents of our day-to-day operations.  Our cash position is strong. The income from our properties is rising. The occupancy at our properties is increasing.  Tenants continue to renew their leases. If everything is up, it is logical to ask, then why is the estimated share price down? The reality is that our performance metrics are strong, but these metrics form only part of our net asset value (“NAV”) calculation by which we arrived at our estimated share value. Other elements of the NAV calculation, such as the industry cap rates, and assumptions on the direction of the economy, are external, and were not favorable to our hotel portfolio value at this time, even though hotel operations continue to improve.

Q:  Why are traded REIT share values going up, while your share value is going down?

A: Traded REITs, excluding hotel REITs, were trading at approximately 8-10% above their NAV at the time of the estimated share value calculation.  In arriving at our estimated share value, we did not place any emphasis on the relationship between the NAV of traded REITs and their trading price, and did not attempt to quantify how that relationship may have impacted our estimated share value. The NAV method by which we arrived at our estimated share price does not factor in any premium that may exist for the size of our portfolio or the enterprise value of the entire REIT, if listed on a national securities exchange.

Q:  So why did you use NAV?

A:  As mentioned in our letter dated December 19, 2012, the reason that we used the NAV method is that our business manager believes that the non-listed REIT industry is moving toward using NAV as the sole methodology for estimating share value. While the NAV methodology may not be perfect, if the industry is using it as its share valuation method, it will increase transparency and allow for comparability of performance among the non-listed REITs.

Q:  Which asset class had the biggest impact on your NAV calculation of estimated share value?

A:  One of the factors for the drop in estimated share value is that we reduced the estimated value of our hotels for the purposes of the NAV analysis, which we believe reflected the uncertainty in the market at the time of the estimated share value calculation.  Hotels are a bellwether asset class that reflects uncertainty in the broader economy. Hotel cap rates have gone up, and because of this, we believe that their asset values have gone down.  Because hotels make up approximately 30% of our portfolio, they had a .27¢ per share negative impact on our estimate of value even though hotel operations continue to improve. While this was only one input in our process of estimating value, it had a major impact on the net result. We expect this reduction in estimated value to be temporary.

Q:  Will hotels continue to have a negative impact on your NAV?

A:  Cap rates tend to move in cycles.  Our business manager believes that the economy and cap rates will eventually improve. An improving economy and lower CAP rates for hotel properties will be an important driver in future value enhancement for the REIT.

Q:  Are legacy assets a problem for the Inland American portfolio?

A:  Like many of our non-listed REIT peers whose valuations also reflect similar legacy assets, we bought properties during 2006 and 2007, which is considered to be the high water mark for real estate values.  As part of our long term strategy to refine our portfolio, we are addressing these assets, and rotating that capital into our targeted asset classes to capture future growth potential.

1099s

Form 1099s will be mailed to stockholders on or before January 31, 2013 by DST Systems, Inc., Inland American’s transfer agent.  Tax information, as well as other account information, may be accessed on Inland American’s website, www.inlandamerican.com, by selecting Investor Relations.

Sincerely,

INLAND AMERICAN REAL ESTATE TRUST, INC.

Robert D. Parks	Thomas P. McGuinness
Chairman of the Board	President

cc:  Trustee

Broker Dealer

Financial Advisor

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.